Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Perfect Moment Ltd., of our report dated June 30, 2025, relating to their consolidated financial statements as of March 31, 2025 and 2024 and for the fiscal years then ended (which report includes an explanatory paragraph relating to substantial doubt about Perfect Moment Ltd.’s ability to continue as a going concern). We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Weinberg & Company

Los Angeles, California

September 11, 2025

1925 Century Park East, Suite 1120 Los Angeles, California 90067 Telephone: 310.601.2200 Fax: 310.601.2201 www.weinbergla.com